                                                                     EXHIBIT 8.2

                     [FULBRIGHT & JAWORSKI LLP LETTERHEAD]




April 3, 2001



InterContinental Life Corporation
6500 Red River Blvd., Building One
Austin, Texas 78730

Gentlemen:

         You have requested our opinion concerning certain United States federal income tax consequences of the proposed merger (the "Merger") of ILCO Acquisition Company, a Texas corporation ("Sub") and a direct, wholly-owned subsidiary of Financial Industries Corporation, a Texas corporation ("FIC"), with and into InterContinental Life Corporation, a Texas corporation ("ILCO"). Pursuant to the Merger, FIC will acquire all of the stock of ILCO solely in exchange for voting stock of FIC.

         Descriptions of the parties and of the Merger and related transactions are set forth in (i) the Agreement and Plan of Merger by and among FIC, Sub and ILCO, dated as of January 17, 2001 (the "Merger Agreement"), and (ii) the Joint Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 1, 2001 (collectively, and with all amendments thereto, the "Registration Statement").

         ILCO and FIC have represented to us that the information contained in the Agreement and the Registration Statement is accurate and complete. In addition, we assume such information will be accurate and complete as of the effective time of the Merger. In connection with this opinion we have reviewed the Agreement and the Registration Statement, and ILCO and FIC have represented to us that the Merger will be carried out in accordance with the terms of the Agreement.

                            SUMMARY OF TRANSACTIONS

         Pursuant to the Merger Agreement, at the effective time Sub will be merged with and into ILCO pursuant to the provisions of and with the effect provided in the Texas Business Corporation Act. ILCO will be the surviving corporation resulting from the Merger. In the Merger, ILCO will succeed to all of the assets of Sub.

April 3, 2001
Page 2

         At the effective time of the Merger, the issued and outstanding capital stock of ILCO will consist solely of the shares of common stock, $0.22 par value ("ILCO Common Stock"). In the Merger, each share of ILCO Common Stock not owned by FIC will be converted into one and one-tenth (1.10) shares of voting common stock, $0.20 par value, of FIC ("FIC Common Stock") as provided in the Merger Agreement. Each share of ILCO Common Stock owned by FIC prior to the Merger will be canceled and retired.

         Pursuant to the Merger Agreement, cash will be paid in lieu of any factional shares of FIC Common Stock. Apart from the cash paid in lieu of fractional shares, the consideration paid to ILCO shareholders for their ILCO Stock will consist solely of FIC Common Stock.

         The Agreement provides that the parties intend the Merger to constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Further ILCO and FIC have made certain representations to us in certificates dated the same date as this opinion. Copies of those certificates are attached hereto as Exhibit A.

                                    OPINION

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumption and qualifications set forth herein, it is our opinion that for United States federal income tax purposes:

         1. The Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

         2. FIC, Sub and ILCO will each be a party to the reorganization within the meaning of section 368(b) of the Code; and

         3. No gain or loss will be recognized by the shareholders of ILCO upon the receipt of FIC Common Stock in exchange for ILCO Common Stock pursuant to the Merger, except with respect to any cash received in lieu of fractional shares.

                         LIMITATIONS AND QUALIFICATIONS

         This opinion is based on statutes, regulations promulgated thereunder, and governmental rulings and court decisions published to date, all of which are subject to change by the Congress, governmental agencies, and the courts. Our opinion does not address all tax consequences applicable to the Merger and is limited to the conclusions set forth above, and no other opinions are expressed or implied. Moreover, tax consequences which are different from or in addition to those described herein may apply to ILCO shareholders who are subject to special treatment under the United States federal income tax laws, including, without limitation, those referred to in the first paragraph under "The Merger-Material U.S. Federal Income Tax Consequences of the Merger" of the Joint Proxy

April 3, 2001
Page 3

Statement/Prospectus. Further, our opinion is limited to the United States federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local, or foreign tax consequences of such transactions.

         The parties have not requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in the audit of an ILCO shareholder or of one or more of the parties to the Merger. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

         The opinions set forth above are based in part upon facts and representations concerning the transactions contained in the Agreements and upon the additional representations set forth in the certificates of FIC and ILCO. We have informed the parties that any consideration paid for ILCO Common Stock other than FIC Common Stock and cash in lieu of fractional shares could cause the exchange of ILCO Common Stock for FIC Common Stock to be taxable and, in addition to the other factual representations, have been assured by FIC and ILCO that no consideration other than FIC Common Stock and cash in lieu of fractional shares will be exchanged for shares of ILCO Common Stock. In addition, we have been assured by FIC that neither FIC nor any person who owns more than 4.5% of FIC has determined to sell FIC or to enter into a transaction that would result in the sale, exchange or other disposition of 75% or more of the FIC Common Stock outstanding after the Merger. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations and upon the assumption that they will be accurate and complete as of the effective time of the Merger.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the captions "The Merger-Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are

April 3, 2001
Page 4


within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,



                                        /s/ FULBRIGHT & JAWORSKI L.L.P.
                                        Fulbright & Jaworski L.L.P.

                                                                       EXHIBIT A


                        INTERCONTINENTAL LIFE CORPORATION

                                   CERTIFICATE



                  In connection with the tax opinions to be delivered pursuant to Sections 7.2(c) and 7.3(c) of the Agreement and Plan of Merger dated as of January 17, 2001 (the "Merger Agreement"), among Financial Industries Corporation ("FIC"), a Texas corporation, ILCO Acquisition Company ("Sub"), a Texas corporation and a direct wholly-owned subsidiary of FIC, and InterContinental Life Corporation ("ILCO"), a Texas corporation, whereby Sub will merge with and into ILCO (the "Merger"), ILCO hereby certifies the following (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

         1. The terms of the Merger Agreement were determined through arm's-length negotiations. In that connection, the exchange ratio of common stock of FIC ("FIC Common Stock") to be issued in the Merger in exchange for common stock of ILCO ("ILCO Common Stock") was established by the investment advisors to ILCO to be at least equal to the fair market value of a share of ILCO Common Stock at the time the terms of the Merger Agreement were agreed to.

         2. Prior to and in connection with the Merger, no ILCO Common Stock has been (i) repurchased or redeemed by ILCO or (ii) the subject of any distribution by ILCO. Within the last twelve
                  (12) months, up until Merger discussions between the two companies began, ILCO repurchased in the market, pursuant to its share repurchase program, approximately 8.5% of ILCO Common Stock solely out of its own funds; no funds were supplied for that purpose, directly or indirectly, by FIC, nor did (or will) FIC directly or indirectly reimburse ILCO for any such repurchases.

         3. Currently, two subsidiaries of ILCO own 708,620 shares of ILCO Common Stock, representing approximately 8.3% of ILCO, that they have owned for at least nine (9) years.

         4. There is no plan or intention by any shareholder of ILCO who owns 5% or more of the ILCO Common Stock, and to the best of the knowledge of the management of ILCO, there is no plan or intention on the part of the remaining shareholders of ILCO, to sell, exchange or otherwise dispose of

                  FIC Common Stock to be received in the Merger by such holder of ILCO Common Stock directly or indirectly to FIC or to a person related to FIC (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than FIC Common Stock.

         5. In connection with the Merger and except, possibly, for cash in lieu of fractional share interests in FIC Common Stock, (a) shares of ILCO Common Stock will be exchanged solely for FIC Common Stock and (b) no shares of ILCO Common Stock will be exchanged for cash or other property originating with FIC or any person related to FIC (within the meaning of Treasury Regulation Section 1.368-1(e)(3)). Further, no liabilities of ILCO or of the shareholders of ILCO will be assumed by FIC, nor to the best of the knowledge of the management of ILCO will any ILCO Common Stock be subject to any liabilities.

         6. The Paying Agent either will sell in the market FIC fractional share interests on behalf of the former holders of ILCO Common Stock or will receive from FIC cash in an amount sufficient to satisfy the obligations of the Paying Agent to make cash payments to holders of FIC fractional shares. In this connection, should cash be paid by FIC to the Paying Agent in lieu of fractional shares of FIC Common Stock, it would be solely for the purpose of avoiding the expense and inconvenience to FIC of issuing fractional shares and would not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to ILCO shareholders instead of issuing fractional shares of FIC Common Stock is not expected to exceed one percent of the total consideration that will be issued to the ILCO shareholders in exchange for their ILCO Common Stock.

         7. No holder of ILCO Common Stock has dissenters' rights with respect to the Merger under applicable laws.

         8. ILCO has no outstanding equity interests other than as described in Section 2.2 of the Merger Agreement and, in particular, has no outstanding stock other than ILCO Common Stock. At the Effective Time and following the Merger, ILCO will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in ILCO that, if exercised or converted, would affect FIC's acquisition or retention of "control" of ILCO within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         9. ILCO has no plan or intention to issue additional shares of its stock that would result in FIC losing "control" of ILCO within the meaning of Section 368(c) of the Code.

         10. All outstanding options, warrants or rights to acquire shares of ILCO Common Stock were issued with an exercise price not less than fair market value at the time of issue.

         11. ILCO and its shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

         12. ILCO is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         13. ILCO is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         14. There is no intercorporate indebtedness existing between FIC and ILCO or between Sub and ILCO that was issued, acquired or will be settled at a discount.

         15. In connection with the Merger, ILCO has not sold, transferred or otherwise disposed of any of its assets as would prevent ILCO or members of FIC's qualified group (within the meaning of Treasury Regulation 1.368-1(d)(4)(ii)) from causing ILCO after the Merger to continue the historic business of ILCO or to use a significant portion of ILCO's historic business assets in a business.

         16. On the date of the Merger, the fair market value of the assets of ILCO will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject. All such liabilities were incurred in the ordinary course of business.

         17. None of the compensation to be received by any shareholder-employee of ILCO in the Merger will be separate consideration for, or allocable to, any of their shares of ILCO Common Stock; none of the FIC Common Stock to be received by any shareholder-employee of the ILCO will be separate consideration for, or allocable to, any past or future services, any employment contract, or any consulting or noncompete agreement.

         18. The Merger is being effected for bona fide business reasons, as described in the Joint Proxy Statement/Prospectus.

         19. The Merger Agreement (including all exhibits and attachments thereto) represents the full and complete agreement between FIC and ILCO regarding the Merger, and there are no other written or oral agreements regarding the Merger. The Merger will be consummated pursuant to the terms of the Merger Agreement and none of the material terms and conditions thereof have been or will be waived or modified.

         20. The information relating to the Merger Agreement and all related transactions (including, without limitation to, all representations, warranties, covenants, and undertakings) set forth in the Joint Proxy Statement/Prospectus, insofar as such information relates to ILCO and/or its subsidiaries, or their plans and intentions, are true, correct and complete in all material respects.

         21. The undersigned is a duly elected and authorized officer of ILCO, is familiar with the transactions contemplated by, and the terms and provisions of, the Merger Agreement, has personal knowledge of the certifications made herein and is authorized to make these certifications on behalf of ILCO. ILCO understands and agrees that the certifications contained herein will be relied upon by Fulbright & Jaworski, L.L.P. and Weil, Gotshal & Manges LLP in delivering the tax opinions described in Section 7.2(c) and 7.3(c) of the Merger Agreement, will be assumed by them to be accurate without further inquiry on their part, and, if inaccurate, may adversely affect their opinions. While the certifications in this Certificate are made as of the date hereof, they are intended to have continuing validity through the Effective Time. If, after executing this Certificate, ILCO has reason to believe that any of the certifications made herein are untrue, incorrect or incomplete, it will promptly and timely inform each of said law firms.

                  IN WITNESS WHEREOF, ILCO has executed this Certificate on this 3rd day of April, 2001.
                                    InterContinental Life Corporation

                                       By: /s/ ROY F. MITTE
                                        ----------------------------------------
                                        Name:  Roy F. Mitte
                                        Title: President

                        FINANCIAL INDUSTRIES CORPORATION

                                   CERTIFICATE



                  In connection with the tax opinions to be delivered pursuant to Sections 7.2(c) and 7.3(c) of the Agreement and Plan of Merger dated as of January 17, 2001 (the "Merger Agreement"), among Financial Industries Corporation ("FIC"), a Texas corporation, ILCO Acquisition Company ("Sub"), a Texas corporation and a direct wholly-owned subsidiary of FIC, and InterContinental Life Corporation ("ILCO"), a Texas corporation, whereby Sub will merge with and into ILCO (the "Merger"), FIC hereby certifies, on behalf of FIC and Sub the following (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

         1. The terms of the Merger Agreement were determined through arm's-length negotiations. In that connection, the exchange ratio of common stock of FIC ("FIC Common Stock") to be issued in the Merger in exchange for common stock of ILCO ("ILCO Common Stock") was established by the investment advisors to ILCO to be at least equal to the fair market value of a share of ILCO Common Stock at the time the terms of the Merger Agreement were agreed to.

         2. Prior to and in connection with the Merger, no ILCO Common Stock has been acquired by FIC or any person related to FIC (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than FIC Common Stock.

         3. FIC currently owns approximately 46.5% of ILCO that it has owned for at least fourteen (14) years. In addition, a wholly-owned subsidiary of FIC owns approximately 1.5% of ILCO that it has owned for at least eight (8) years. Other than as set forth in this paragraph (3), neither FIC nor any person related to FIC (within the meaning of Treasury Regulations
                  Section 1.368-1(e)(3)) owns, directly or indirectly, any stock of ILCO, or has any plan or intention to acquire any stock of ILCO other than as provided in the Merger Agreement.

         4. As of the date hereof, FIC does not hold any warrants or options to acquire ILCO Common Stock.

         5. In connection with the Merger and except, possibly, for cash in lieu of fractional share interests in FIC Common Stock, (a) shares of ILCO Common Stock will be exchanged solely for FIC Common Stock and (b) no shares of ILCO Common Stock will be exchanged for cash or other property originating with FIC or any person related to FIC (within the meaning of Treasury Regulation Section 1.368-1(e)(3)). Further, no liabilities of ILCO or of the shareholders of ILCO will be assumed by FIC, nor to the best knowledge of the management of FIC will any ILCO Common Stock be subject to any liabilities.

         6. The only class of outstanding equity of FIC is FIC Common Stock, which is voting stock that includes the right to vote for the board of directors of FIC.

         7. The Paying Agent either will sell in the market FIC fractional share interests on behalf of the former owners of ILCO Common Stock or will receive from FIC cash of an amount sufficient to satisfy the obligations of the Paying Agent to make cash payments to holders of FIC fractional shares. In this connection, should cash be paid by FIC to the Paying Agent in lieu of fractional shares of FIC Common Stock, it would be solely for the purpose of avoiding the expense and inconvenience to FIC of issuing fractional shares and would not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to ILCO shareholders instead of issuing fractional shares of FIC Common Stock is not expected to exceed one percent of the total consideration that will be issued to the ILCO shareholders in exchange for their ILCO Common Stock.

         8. Neither FIC nor any person related to FIC (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) nor any person acting as an agent or intermediary for any of them has any plan or intention to purchase, exchange, redeem or otherwise acquire (directly or indirectly) any FIC Common Stock issued to holders of ILCO Common Stock in the Merger. After February 1, 2001, FIC received unsolicited verbal indications of interest from a few companies that may be interested in acquiring FIC subsequent to the completion of the Merger, without stating any price ranges or other material terms. FIC then retained a financial advisor to explore the possibility of a post-Merger sale of FIC either with one of these companies or with another company that may have a similar interest. Currently, several third parties, with FIC's cooperation, are doing due diligence on FIC. These steps are being undertaken wholly independent of and unrelated to the Merger and, except to the extent that a third party may either ascribe enhanced value to FIC as a result of the Merger or be predominately or exclusively interested in the post-Merger combined FIC/ILCO operation, there is no connection between any potential post-Merger transaction involving the stock of FIC and the Merger. No formal indications of interest have been received by FIC or by any person who owns (or after the Merger will own) more than 4.5% of FIC and neither FIC nor any such person has determined to sell FIC or to enter into a transaction that would result in the sale, exchange or other disposition (whether taxable or tax-free) of 75% or more of the FIC Common Stock outstanding after the Merger.

         9. Immediately following the Merger, FIC will be in control of ILCO within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         10. FIC has no plan or intention to cause ILCO to issue additional shares of stock of ILCO that would result in FIC losing control of ILCO within the meaning of Section 368(c) of the Code.

         11. Following the Merger, the historic business of ILCO will be continued by, or a significant portion of ILCO's historic business assets will be used in a business of ILCO, or a corporation within FIC's qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)).

         12. FIC has no present plan or intention: to liquidate ILCO (including, without limitation, by means of making a check-the-box election for federal income tax purposes); to merge ILCO with or into another corporation; to sell, distribute or otherwise dispose of the ILCO Common Stock acquired in the Merger except for transfers or successive transfers of the ILCO Common Stock to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor; or to cause ILCO to sell or otherwise dispose any of its assets or of any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers or successive transfers of assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor.

         13. FIC and Sub will pay their respective expenses, if any, incurred in connection with the Merger, and will not pay any of the expenses of ILCO or its shareholders incurred in connection with the Merger.

         14.      Neither FIC nor Sub is an investment company as defined in
                  Section 368(a)(2)(F)(iii) and (iv) of the Code.

         15. Sub is newly-formed and is a direct subsidiary of FIC. Sub was formed for the sole purpose of facilitating the Merger. At the time of the Merger, FIC will be in control of Sub within the meaning of Section 368(c) of the Code.

         16. There is no intercorporate indebtedness existing between FIC and ILCO or between Sub and ILCO that was issued, acquired or will be settled at a discount.

         17. Sub will not have any liabilities assumed by ILCO, and will not transfer to ILCO any assets subject to liabilities, in the Merger.

         18. None of the compensation to be received by any shareholder-employee of ILCO will be separate consideration for, or allocable to, any of such person's shares of ILCO Common Stock; none of the shares of FIC Common Stock to be received by any shareholder-employee of ILCO in the Merger will be separate consideration for, or allocable to, any past or future services, any employment contract, or any noncompete or consulting agreement.

         19. The Merger is being effected for bona fide business reasons, as described in the Joint Proxy Statement/Prospectus.

         20. The Merger Agreement (including all exhibits and attachments thereto) represents the full and complete agreement among FIC, Sub, and ILCO regarding the Merger, and there are no other written or oral agreements regarding the Merger.

         21. The information relating to the Merger Agreement and all related transactions set forth in the Joint Proxy Statement/Prospectus, insofar as such information relates to FIC or Sub, or the plans and intentions of either entity, are true, correct and complete in all material respects.

         22. After the Closing Date, FIC and ILCO will comply with the reporting requirements of Treasury Regulation Section 1.368-3.

         23. The undersigned is a duly elected and authorized officer of FIC, is familiar with the transactions contemplated by, and the terms and provisions of, the Merger Agreement, has personal knowledge of the certifications made herein and is authorized to make these certifications on behalf of FIC. FIC understands and agrees that the certifications contained herein will be relied upon by Fulbright & Jaworski, L.L.P. and Weil, Gotshal & Manges LLP in delivering the tax opinions described in Section 7.2(c) and 7.3(c) of the Merger Agreement, will be assumed by them to be accurate without further inquiry on their part, and, if inaccurate, may adversely affect their opinions. While the certifications in this Certificate are made as of the date hereof, they are intended to have continuing validity through the Effective Time. If, after executing this Certificate, FIC has reason to believe that any of the certifications made herein are untrue, incorrect or incomplete, it will promptly and timely inform each of said law firms.

                  IN WITNESS WHEREOF, FIC, on behalf of FIC and Sub, has executed this Certificate on this 3rd day of April, 2001.


                              Financial Industries Corporation



                              By: /s/ ROY F. MITTE
                                  ----------------------------------------------
                                  Name:  Roy F. Mitte
                                  Title:  President